Exhibit 99.1

Contacts:

Kimberly Kraemer

Sr. Director, Corporate Communications &

Investor Relations

Tercica, Inc.

650-624-4949

kimberly.kraemer@tercica.com

Tercica Reports Fourth Quarter and 2004 Financial Results

South San Francisco, CA – February 17, 2005 – Tercica, Inc. (Nasdaq: TRCA) announced today the results of operations for the quarter and full year ended December 31, 2004. The net loss was $11.2 million for the fourth quarter of 2004 compared to a net loss of $8.9 million for the same period in 2003.

Basic and diluted net loss per share allocable to common stockholders was $0.46 in the fourth quarter of 2004 compared to $4.59 for the same period in 2003. Shares used to compute basic and diluted net loss per share allocable to common stockholders were 24.1 million for the fourth quarter of 2004 and 1.9 million for the same period in 2003.

“Tercica’s progress in 2004 sets the stage for Increlex™ (rhIGF-1) as potentially the first new therapy for children with growth failure due to Primary IGF-1 Deficiency,” said John A. Scarlett, M.D., President and Chief Executive Officer. “In 2004, we completed our IPO, reported Phase III safety and efficacy results at the Annual Meeting of the Endocrine Society, and initiated a broad-scale Phase IIIb clinical study to evaluate Increlex™ in patients with a less severe form of Primary IGF-1 Deficiency. We are now on track for a March 2005 NDA filing, and have set in motion our transition into a commercial organization with expanded clinical development and market readiness activities.”

Research and development expenses for the fourth quarter were $7.6 million compared to $7.3 million for the same period in 2003. The increase was driven primarily by manufacturing and clinical development activities.

Selling, general and administrative expenses for the quarter were $3.8 million compared to $1.7 million for the same period in 2003. The results reflect increased corporate infrastructure required to support the Company’s growth, costs related to being a publicly-held company, as well as pre-launch preparations for Increlex™.

2004 Financial Results

The net loss was $41.0 million for 2004 compared to a net loss of $25.4 million for 2003. Basic and diluted net loss per share allocable to common stockholders was $2.12 for 2004 compared to $38.59 for 2003.

The net loss per share allocable to common stockholders for the year ended December 31, 2004 included a $44.2 million non-cash deemed dividend related to beneficial conversion of convertible preferred stock. Shares used to compute basic and diluted net loss per share allocable to common stockholders was 19.3 million for 2004 and 1.8 million for 2003.

Research and development expenses for 2004 were $27.9 million compared to $19.2 million for 2003. The increase was attributable to manufacturing and clinical development activities as well as preparations for Tercica’s upcoming NDA filing.

Selling, general and administrative expenses for 2004 were $12.6 million compared to $4.8 million for 2003. The results reflect increased infrastructure to support the Company’s growth, as well as pre-launch preparations for Increlex™. In 2004, the Company also recorded $1.4 million of acquired in-process research and development expense related to the license of certain rights to IGF-1, as well as IGF-1 combined with IGF Binding Protein-3 (IGFBP-3).

At December 31, 2004, the Company held cash, cash equivalents and short-term investments of $52.0 million.

Financial Outlook

The Company expects the full-year 2005 net loss to be between $50 million and $55 million, including stock compensation expenses and other non-cash expenses. Cash used for operating activities are expected to be between $47 million and $52 million for the full year.

Recent Highlights

•	Completed a follow-on offering in February 2005 of 6,900,000 shares of its common stock at a public offering price of $8.00 per share, raising approximately $51.2 million in net proceeds.

•	Secured a senior credit facility under which the company has the option to draw down funds in the aggregate principal amount of up to $15 million.

•	Completed its Increlex™ manufacturing conformance lot campaign at its contract manufacturer, Cambrex, and successfully validated the Increlex™ manufacturing process.

•	Appointed Thorsten von Stein, M.D., Ph.D., to the newly created position of Chief Medical Officer and Senior Vice President, Clinical and Regulatory Affairs with responsibility for clinical development, medical affairs and regulatory operations.

About IGF-1 and Primary IGFD

Insulin-like Growth Factor-1 (IGF-1) is the principal hormone necessary for statural growth. Primary IGFD is diagnosed in children who have normal or elevated secretion of endogenous growth hormone and whose height and serum

IGF-1 levels are more than two standard deviations below normal. A subset of these children, whose height and serum IGF-1 levels are more than three standard deviations below normal, are diagnosed with Severe Primary IGFD.

About Tercica

Tercica, Inc. is a biopharmaceutical company focused on the development and commercialization of rhIGF-1 for the treatment of short stature and associated metabolic disorders. For further information on Tercica and Primary IGFD, please visit www.tercica.com.

Conference Call and Webcast Information

John A. Scarlett, M.D., the Company’s President and Chief Executive Officer and other members of Tercica’s senior management team will review third quarter results and anticipated milestones via conference call and webcast on Thursday, February 17, 2005 at 4:30 p.m. Eastern Standard Time. To access the live teleconference, dial 888-946-3804 (U.S.) or 517-308-9001 (international), reference the pass code “Tercica.” To access the webcast, please log on to the Company’s website at www.tercica.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required. A replay of the webcast and teleconference will be available approximately three hours after the call for seven business days. To access the replay, please call 866-515-1621 (U.S.) or 203-369-2028 (international).

Forward-Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements, including without limitation the statements regarding: (i) filing an NDA in March 2005 with the FDA for the use of the Company’s rhIGF-1 in Severe Primary IGFD; (ii) that the Company expects full-year 2005 net loss to be between $50 million and $55 million and cash used for operating activities to be between $47 million and $52 million; (iii) Increlex™ as potentially the first new therapy for children with growth failure due to Primary IGF-1 Deficiency; and (iv) the Company setting in motion its transition into a commercial organization with expanded clinical development and market readiness activities. These forward-looking statements are subject to risks and uncertainties that could cause actual events to differ materially from those stated. The above forward-looking statements are subject to those risks and uncertainties disclosed from time to time in reports filed by Tercica with the SEC, most recently Tercica’s Form 8-K filed on February 17, 2005, and the following risks and uncertainties: (1) with respect to (i) above, a delay may occur because of unexpected reasons; (2) with respect to (ii) above, costs may be greater than expected for: (a) preparation of and review by the FDA of the NDA, (b) obtaining enrollment in clinical trials, (c) clinical trial and commercial manufacturing; (d) commercial build out; (e) legal expenses for patent litigation and (f) new personnel; and (3) with respect to (iii and iv) above, (a) the risky and uncertain drug development process; and (b) preparations for a commercial launch would stop if the FDA refuses to file the company’s NDA, does not grant a marketing approval or grants a marketing approval covering so few patients that it is not commercially reasonable for the Company to launch. Tercica assumes no obligation and does not intend to update these forward-looking statements.

Financial Tables Attached

TERCICA, INC.

(A DEVELOPMENT STAGE COMPANY)

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Statements of Operations
Costs and expenses:
Research and development*	$7,646	$7,348	$27,918	$19,246
Selling, general and administrative*	3,795	1,690	12,552	4,834
Acquired in-process research and development	—	—	1,417	1,670

Total costs and expenses	(11,441)	(9,038)	(41,887)	(25,750)
Interest and other income, net	252	132	885	327

Net loss	(11,189)	(8,906)	(41,002)	(25,423)
Deemed dividend related to beneficial conversion of convertible preferred stock	—	—	—	(44,153)

Net loss allocable to common stockholders	$(11,189)	$(8,906)	$(41,002)	$(69,576)

Basic and diluted net loss per share allocable to common stockholders	$(0.46)	$(4.59)	$(2.12)	$(38.59)

Shares used to compute basic and diluted net loss per share allocable to common stockholders	24,064,095	1,942,053	19,301,702	1,803,166

* Includes non-cash stock-based compensation as follows:

Research and development	$291	$315	$1,386	$791
Selling, general and administrative	379	157	1,455	256

Total	$670	$472	$2,841	$1,047

	December 31, 2004	December 31, 2003
		(1)
Balance Sheet Data
Cash, cash equivalents and short-term investments	$52,001	$37,313
Total assets	55,022	42,484

Total liabilities	7,345	7,045
Convertible preferred stock	—	68,637
Total stockholders’ equity (deficit)	47,677	(33,198)

(1)	Derived from the audited financial statements for the year ended December 31, 2003 included in the Company’s Form S-1.

Proforma Balance Sheet

The proforma disclosure below includes the sale of 6,900,000 shares of our common stock at an offering price of $8.00 per share, after deducting underwriting discounts and estimated offering expenses payable by the Company. The closing date of our follow-on offering was February 11, 2005.

December 31, 2004
Proforma
Proforma Balance Sheet Data
Cash, cash equivalents and short-term investments	$103,239
Total assets	106,260
Total liabilities	7,345
Convertible preferred stock	—
Total stockholders’ equity	98,915

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